EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103145, 333-157973, and 333-174082 on Form S-8 of our report dated December 1, 2014, relating to the consolidated financial statements and financial statement schedule of ROFIN-SINAR Technologies Inc. and subsidiaries, and the effectiveness of ROFIN-SINAR Technologies Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of ROFIN-SINAR Technologies Inc. for the year ended September 30, 2014.

/s/ Deloitte & Touche LLP

Detroit, MI
December 1, 2014